                     [Devon Energy Corporation Letterhead]

                                 NEWS RELEASE
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE

CONTACT: ZACK HAGER
         INVESTOR RELATIONS
         (405) 552-4526


                 DEVON ENERGY ANNOUNCES PRICING OF ZERO COUPON
                            CONVERTIBLE DEBENTURES

OKLAHOMA CITY, OKLAHOMA, JUNE 22, 2000 -- Devon Energy Corporation
(AMEX: DVN) today announced that it has priced a private placement of 20-year zero coupon convertible debentures. At closing, the debentures will be issued at a price of $464.13 per debenture. The debentures will reach an accreted value at maturity of $1,000 per debenture. This represents a yield to maturity of 3.875 percent per annum.

In addition to the implied yield, the debentures are convertible into 5.7593 shares of Devon Energy Corporation common stock. This ratio represents a 40 percent premium to yesterday's closing price of $57.5625. This premium will accrete to approximately 70 percent by the first put date of June 27, 2005.

Devon may call the debentures after five years. The call price will be equal to the issuance price plus accrued original issue discount through the date of call. Holders can "put" the debentures back to Devon (i.e., require Devon to repurchase debentures) on the fifth, tenth and fifteenth anniversaries of the issue date. The put price will be calculated in the same manner as the call price. Payment can be made in cash, shares of Devon's common stock or a combination of cash and shares at Devon's option.

The issue is expected to result in net proceeds of approximately $346 million to Devon. Devon intends to use the proceeds to repay existing Devon debt and for general corporate purposes. Closing is scheduled for June 27, 2000.

The securities offered will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

                                                                      MORE......

Devon Energy Corporation is an independent energy company engaged in oil and gas property acquisition, exploration and production. It is one of the top 10 public independent oil and gas companies based in the United States, as measured by oil and gas reserves. Devon's Canadian operations are conducted by its subsidiary, Northstar Energy Corporation. Shares of Devon Energy Corporation trade on the American Stock Exchange under the symbol DVN.


                                      ###